Exhibit 99.1

PRESS RELEASE

Ingles Markets, Inc. Contact: Pat Jackson, Chief Financial Officer pjackson@ingles-markets.com (828) 669-2941 (Ext. 223)	May 7, 2026 For Immediate Release

Ingles Markets, Incorporated Reports Results

for Second Quarter and First Six Months of Fiscal 2026

ASHEVILLE, N.C. - Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported its financial results for the three and six months ended March 28, 2026.

Robert P. Ingle II, Chairman of the Board, stated, “We are pleased to announce our financial results that are made possible by our associates’ commitment and dedication to our customers and communities in which we serve.”

Second Quarter 2026 Results

Net sales totaled $1.31 billion for the quarter ended March 28, 2026, a decrease of 1.8% compared with $1.33 billion for the quarter ended March 29, 2025.

Gross profit for the second quarter of fiscal 2026 increased to $325.3 million, or 24.9% of sales, as compared to $311.0 million, or 23.4% of sales, for the second quarter of fiscal 2025.

Operating and administrative expenses for the second quarter of fiscal 2026 was relatively flat at $291.2 million, as compared with $289.1 million for the second quarter of fiscal 2025.

Interest expense totaled $4.5 million for the second quarter of fiscal 2026, as compared with $4.9 million for the second quarter of fiscal 2025.

Net income increased to $24.3 million for the second quarter of fiscal 2026, as compared with $15.1 million for the second quarter of fiscal 2025. Basic and diluted earnings per share for Class A Common Stock increased to $1.31 and $1.28, respectively, for the quarter ended March 28, 2026, as compared with $0.81 and $0.80, respectively, for the quarter ended March 29, 2025.

First Half Fiscal 2026 Results

First half fiscal 2026 net sales totaled $2.68 billion, an increase of 2.4% compared with $2.62 billion for the first half of fiscal 2025.

Gross profit for the six months ended March 28, 2026, increased to $659.8 million, as compared with $612.1 million for the first six months of fiscal 2025. Gross profit, as a percentage of sales, was 24.6% for the first half of fiscal 2026, compared with 23.4% for the first half of fiscal 2025.

Operating and administrative expenses totaled $586.6 million for the six months ended March 28, 2026, as compared to $569.9 million for the six months ended March 29, 2025.

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PRESS RELEASE

Interest expense decreased to $9.1 million for the six-month period ended March 28, 2026, as compared with $9.9 million for the six-month period ended March 29, 2025. Total debt as of March 28, 2026, was $503.8 million compared with $521.6 million as of March 29, 2025.

Net income increased to $52.4 million for the six months ended March 28, 2026, as compared with $31.7 million for the six months ended March 29, 2025. Basic and diluted earnings per share for Class A Common Stock increased to $2.82 and $2.76, respectively, for the six months ended March 28, 2026, as compared to $1.70 and $1.67, respectively, for the six months ended March 29, 2025.

Capital expenditures for the first half of fiscal 2026 totaled $53.0 million compared with $62.0 million for the first half of fiscal 2025.

About Ingles Markets, Incorporated

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 194 supermarkets, excluding three stores that remain temporarily closed due to damage sustained in Hurricane Helene but which are expected to reopen at various times during 2026 and 2027. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain Ingles supermarkets. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things: business and economic conditions generally in the Company’s operating area, including inflation or deflation; shortages of labor, distribution capacity, and some product shortages; inflation in food, labor and gasoline prices; the Company’s ability to successfully implement our expansion and operating strategies; pricing pressures and other competitive factors, including online-based procurement of products the Company sells; sudden or significant changes in the availability of gasoline and retail gasoline prices; the maturation of new and expanded stores; general concerns about food safety; the Company’s ability to manage technology and data security; the availability and terms of financing; and increases in costs, including food, utilities, labor and other goods and services significant to the Company’s operations. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

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PRESS RELEASE

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 28,	March 29,	March 28,	March 29,
	2026	2025	2026	2025

Net sales	$1,307,863	$1,331,273	$2,680,841	$2,619,388
Gross profit	325,259	310,977	659,816	612,111
Operating and administrative expenses	291,152	289,144	586,568	569,853
Gain (loss) from sale or disposal of assets	364	(192)	358	2,954
Income from operations	34,471	21,641	73,606	45,212
Other income, net	2,765	2,842	5,683	6,140
Interest expense	4,495	4,879	9,102	9,890
Income tax expense	8,474	4,498	17,791	9,768
Net income	$24,267	$15,106	$52,396	$31,694

Basic earnings per common share – Class A	$1.31	$0.81	$2.82	$1.70
Diluted earnings per common share – Class A	$1.28	$0.80	$2.76	$1.67
Basic earnings per common share – Class B	$1.19	$0.74	$2.56	$1.55
Diluted earnings per common share – Class B	$1.19	$0.74	$2.56	$1.55

Additional selected information:
Depreciation and amortization expense	$30,073	$30,597	$60,366	$61,536
Rent expense	$1,822	$1,993	$3,462	$3,728

Condensed Consolidated Balance Sheets (Unaudited)

	March 28,	Sept. 27,
	2026	2025
ASSETS
Cash and cash equivalents	$418,002	$366,246
Receivables-net	101,218	106,355
Inventories	479,406	482,979
Other current assets	20,211	19,976
Property and equipment-net	1,503,038	1,515,070
Other assets	73,041	75,429
TOTAL ASSETS	$2,594,916	$2,566,055

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$17,480	$17,477
Accounts payable, accrued expenses and current portion of other long-term liabilities	287,456	285,426
Deferred income taxes	59,950	65,040
Long-term debt	486,284	497,289
Other long-term liabilities	81,744	84,891
Total Liabilities	932,914	950,123
Stockholders' equity	1,662,002	1,615,932
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,594,916	$2,566,055

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